Exhibit 10(a)95
AMENDMENT TO
RETENTION AGREEMENT

THIS INSTRUMENT, effective December 30, 2010, by and between Entergy Corporation, a Delaware corporation (“Company”) and Leo P. Denault (“Executive”), hereby constitutes an amendment to the Retention Agreement entered into by and between the Company and Executive and effective on August 3, 2006 (“Agreement”).  Except as otherwise provided herein, the Agreement and any prior amendments thereto shall remain in full force and effect in accordance with their original terms and conditions.

WHEREAS, the Personnel Committee of the Board of Directors of Company adopted resolutions at its meeting held on December 2, 2010, authorizing amendments to the Company’s equity plan (including all current and future programs there under), the Company’s change-in-control plan, and all current (with the consent of the contracting party) and future individual agreements  in order to address certain market practices, external governance concerns, emerging trends and Company cost controls by eliminating excise tax gross-ups and making certain other changes to such plans and agreements where applicable; and

WHEREAS, Executive, on his own accord, volunteered at such December 2, 2010 Personnel Committee meeting to amend this Agreement, to the extent necessary, to implement all such changes authorized by the Personnel Committee; and

WHEREAS, Company and Executive now desire to amend the Agreement and the Personnel Committee of the Board of Directors of Company has authorized the undersigned Company Officer to execute this Amendment to the Agreement.

NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, Company and Executive hereby agree to amend the Agreement, effective December 30, 2010, as follows:

1.	Subsection 2.1 of the Agreement is hereby amended by deleting the reference to Section 4 therein, which is no longer applicable on and after December 30, 2010.

2.	Section 4 of the Agreement, which includes Subsections 4.1, 4.2 and 4.3, is hereby amended and restated in its entirety to read as follows:

4.
No Gross-Up Payment.  Effective on and after December 30, 2010, no gross-up payment shall be paid to Executive under this Agreement, regardless of whether any of the payments or benefits received or to be received by Executive (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with any System Company) will be subject to the Excise Tax.

3.
Section 16 of the Agreement is hereby amended by deleting therefrom the definitions set forth in Subsection 16.2 (Auditor), Subsection 16.3 (Base Amount), Subsection 16.17 (Gross-Up Payment), Subsection 16.31 (Tax Counsel) and Subsection 16.33 (Total Payments), which definitions related to the computation of the Gross-Up Payment, which is no longer payable to Executive on and after December 30, 2010 in accordance with Section 4 of this Agreement, as amended herein.  The Subsection numbers of all other Subsections of Section 16 shall remain unchanged.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the date above written.

ENTERGY CORPORATION                                                                  EXECUTIVE
Through its Duly Authorized Officer

 By: /s/ Terry R. Seamons                                                                By:  /s/ Leo P. Denault
Terry R. Seamons                                                                             Leo P. Denault
Senior Vice-President, Human                                                         Executive Vice President and
Resources and Administration                                                        Chief Financial Officer,
              Entergy Corporation

Date Executed: December 10, 2010                                                 Date Executed: December 10, 2010